EXHIBIT 5.1

                              FOX LAW OFFICES, P.A.
                              131 COURT STREET, #1
                                EXETER, NH 03833
                               TEL. (603) 778-9910
                               FAX (603) 778-9911


January 28, 2008

Board of Directors
Global Resource Corporation
408 Bloomfield Drive, Unit 3
West Berlin, New Jersey 08091

      Re:   Global Resource Corporation
            Form S-8 Opinion and Consent

Gentlemen:

We have acted as counsel for Global Resource Corporation ("Company") in connection with the preparation and filing of the 2008 Employees Compensation Plan ("Plan") and a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 2,500,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), issuable pursuant to the Company's Plan. We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that:

      (a) The Company is a corporation duly organized and in good standing under the laws of Nevada;

      (b) The Company has taken all requisite corporate action and all action required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement; and

      (c) The Shares have been duly authorized and, when issued and sold pursuant to the Plan, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,
FOX LAW OFFICES, P.A.


By: /s/ RICHARD C. FOX